UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2005

RURAL/METRO CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-22056	86-0746929
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9221 East Via De Ventura

Scottsdale, Arizona

85258

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (480) 606-3886

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective March 21, 2005, we entered into employment agreements with Kristine B. Ponczak, Corporate Vice President and Treasurer, and Barry D. Landon, Senior Vice President of Billing and Collections, President of Southwest Ambulance and President of Arizona/Oregon Fire Services. The employment agreements include substantially identical terms and conditions. The agreements provide for an annual review of the employees’ base salaries, and provide that the base salary may not be reduced by more than 10% unless such reduction is part of an across the board reduction. The agreements continue until terminated by one of the parties or by mutual agreement, and expire automatically upon the employee’s death or disability. The employees continue to be entitled to participate in our management incentive program that provides bonuses to executive officers and other members of management based upon our achieving financial and operating goals as well as the achievement of individual objectives established for each participant. If we terminate an employment agreement without cause or on the basis of the employee’s disability, the employee will receive the then effective base salary and other benefits provided by the employment agreement for a period of 24 months (12 months in the event of disability). If the employee resigns or retires, or if we terminate an employment agreement for cause, severance benefits are not payable. The agreements restrict the employee from competing against us after termination for a period of two years.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement with Kristine B. Ponczak

10.2	Employment Agreement with Barry D. Landon

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RURAL/METRO CORPORATION

Date: March 24, 2005	By:	/s/ Michael S. Zarriello
Michael S. Zarriello Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement with Kristine B. Ponczak

10.2	Employment Agreement with Barry D. Landon